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                                                                       EXHIBIT 5

                                 October 3, 2001


AuGRID of Nevada, Inc.
2275 East 55th Street
Cleveland, Ohio 44103

Gentlemen:

We are acting as counsel to AuGRID of Nevada, Inc. (the "Company") in connection with the registration on Form SB-2 of $5,000,000 in sales amount of the Company's common stock, par value $.001 per share (the "Shares").

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares are duly authorized, and when issued and delivered against payment of the consideration therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement on Form SB-2 being filed today by the Company to effect registration of the Shares under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the prospectus comprising a part of the registration statement.


                                              Very truly yours,

                                              /s/ Brouse McDowell

                                              Brouse McDowell
                                              A Legal Professional Association